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                                                                     Exhibit 5.1

                          [FROST BROWN TODD LETTERHEAD]

                                                                 October 4, 2004


Texas Roadhouse, Inc.
6040 Dutchmans Lane, Suite 400
Louisville, Kentucky 40205

     RE:  REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 (Registration
No. 333-115259) filed by you with the Securities and Exchange Commission on May 7, 2004, as amended (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 10,062,500 shares of your Class A common stock (the "Shares"). The Shares include an over-allotment option granted to the underwriters of the offering to purchase 1,312,500 shares of Class A common stock. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement filed as an exhibit thereto. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption "Legal Matters" in the prospectus forming part of the Registration Statement.


                                             Very truly yours,

                                             FROST BROWN TODD LLC

                                             By:  /S/ WILLIAM G. STRENCH
                                                  ------------------------------
                                                  William G. Strench, Member